CHINA PEREGRINE FOOD CORPORATION

                Terms of Series C Convertible Preferred Stock

      Section 1. Designation, Amount and Par Value. The series of Series C Convertible Preferred Stock shall be designated as Series C Convertible Preferred Stock, and the number of shares so designated shall be 400,000, which shall not be subject to increase without the consent of the majority of the holders of the Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock shall have a par value of $0.001 per share and a stated value of $3.00 per share (the "Stated Value").

      Section 2.  Dividends.

      (a) Holders of Series C Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 8% per annum, payable, in cash or shares of Common Stock (subject to the terms and conditions set fort herein) at the option of the Company. Dividends on the Series C Convertible Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.
Accrued dividends of the Series C Convertible Preferred Stock shall be paid on the date on which such Series C Convertible Preferred Stock is converted.

      (b) The Company shall have the option to pay dividends more frequently as and when declared by the Board of Directors; in such case, dividends may be paid quarterly, in cash or shares of Common Stock, on March 31, June 30, September 30 and December 31 of each year, as appropriate. If the Company chooses to pay dividends in any quarter, the Company shall provide the holders of Series C Convertible Preferred Stock a notice of its intention to pay dividends in cash or shares of Common Stock. Such notice shall be delivered to all holders not less than 10 Trading Days prior to March 31, June 30, September 30 and December 31 of each year, as appropriate, for so long as shares of Series C Convertible Preferred Stock are outstanding. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the cash amount of such dividend payable to such Holder on such dividend payment date divided by the closing bid price of the Common Stock on such dividend payment date.

      (c) The party that holds the Series C Convertible Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and, if appropriate, any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Convertible Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series C Convertible Preferred Stock, such payment shall be distributed ratably among the holders of the Series C Convertible Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Series C Convertible Preferred Stock is further subject to the provisions of Section 5(b).

      (d) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Series C Convertible Preferred Stock if:

            (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay such dividends in shares of Common Stock; or

            (ii) the Company has failed to timely satisfy its obligations pursuant to any Holder Conversion Notice.

      (e) So long as any Series C Convertible Preferred Stock shall remain outstanding, the Company shall not directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series C Convertible Preferred Stock, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan.

      Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series C Convertible Preferred Stock shall have no voting rights, except as provided in the General Corporation Law of Delaware. So long as any shares of Series C Convertible Preferred Stock are outstanding, however, the Company shall not (a) alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation or otherwise, which class ranking is senior to the Series C Convertible Preferred Stock, (d) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders, (e) increase the authorized number of shares of Series C Convertible Preferred Stock and (f) enter into any agreement with respect to the foregoing, without the affirmative vote of the holders of a majority of the shares of the Series C Convertible Preferred Stock then outstanding.

      Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), but subject to the Liquidation rights of the holders of Series A and Series B Convertible Preferred Stock, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Convertible Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Convertible Preferred Stock shall be distributed among the holders of Series C Convertible Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Series C Convertible Preferred Stock.

      Section 5.  Conversion.

      (a) Each share of Series C Convertible Preferred Stock shall be convertible into shares of Common Stock at the Conversion Price, at the option of the holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Series C Convertible Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(b), each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Series C Convertible Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

      (b) Not later than five (5) Trading Days after any Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Convertible Preferred Stock, (ii) one or more certificates representing the number of shares of Series C Convertible Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued dividends in cash) and (iv) if the Company has elected to pay accrued dividends in shares of Common Stock, certificates, which shall contain restrictive legends and trading restrictions should only restricted shares of Common Stock be available for such payment, representing such number of Shares of Common Stock as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series C Convertible Preferred Stock until certificates evidencing such shares of Series C Convertible Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series C Convertible Preferred Stock, or the holder of such Series C Convertible Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company
from any loss incurred by it in connection therewith.   If in the case of
any Holder Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the fifth Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series C Convertible Preferred Stock tendered for conversion.

      (c) (i) The conversion price for each share of Series C Convertible Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) 75% of the average Per Share Market Price on the date of the applicable Holder Conversion Notice or (b) $3.00 per share; provided, that, during the period from November 1, 1998 through February 28, 1999, the Conversion Price shall not be less than $1.00 for each share of Underlying Common Stock (the "Price Floor"), which Price Floor shall be applicable to the aggregate number of issued and outstanding Series C Convertible Preferred Stock held by any one holder, as follows: 100% during November, 1998; 75% during December, 1998; 50% during January, 1999; 25% during February, 1999; and no applicable Price Floor thereafter.

            (ii) If the Company, at any time while any shares of Series C Convertible Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            (iii) All calculations under this Section 5 shall be made to the nearest dollar or the next highest whole share, as the case may be.

            (iv)  Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(ii),, the Company shall promptly mail to each holder of Series C Convertible Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (v) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the surviving entity or less than 65% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Company prior to such reclassification, consolidation or merger, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the following shall occur, at the option of the Company: (A) the Series C Convertible Preferred Stock then outstanding shall be converted into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Series C Convertible Preferred Stock shall be entitled to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series C Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) the Company shall redeem, from funds legally available therefor at the time of such redemption, its shares of Series C Convertible Preferred Stock at a price per share equal to the average Per Share Market Price immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series C Convertible Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(v) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange.

            (vi)  If:

            A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

            B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

            C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

            D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

            E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Convertible Preferred Stock, and shall cause to be mailed to the holders of Series C Convertible Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the (i) date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series C Convertible Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.


      (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Convertible Preferred Stock and payment of dividends on Series C Convertible Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series C Convertible Preferred Stock, not less than two times the number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C Convertible Preferred Stock and payment of dividends hereunder.
The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

      (e) The issuance of certificates for shares of Common Stock on conversion of Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series C Convertible Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      (f) Shares of Series C Convertible Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

      (g) Any and all notices or other communications or deliveries to be provided by the holders of the Series C Convertible Preferred Stock hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder of Series C Convertible Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Eastern Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or
(iv) upon actual receipt by the party to whom such notice is required to be given.

      (h)  Automatic Conversion.

            (i) All outstanding and unconverted shares of Series C Convertible Preferred Stock shall, on the date which is two years from the Original Issue Date or if such day is not a Trading Day then on the next Trading Day thereafter, be automatically converted by the Company at the then applicable Conversion Price.

            (ii) The automatic conversion shall be subject to and in accordance with the provisions of Section 5(b), 5(c)(i), 5(c)(ii), 5(c)(iii), 5(e), 5(f) and 5(g) herein.

      Section 6.  Redemption Option.

      At any time subsequent to the Original Issue Date, the Company shall have the right, at the Company's option, to redeem all or a portion of the Series C Convertible Preferred Stock at a price per share (the "Redemption Price") equal to the sum of (A) the Stated Value and (B) a sum equal to ten percent (10%) of the Stated Value, computed on a simple interest, non-compounded, and non-annualized basis.

      (a) As a condition precedent to such redemption, the Company shall provide a written notice (the "Redemption Notice") to the holder(s) of the Series C Convertible Preferred Stock of such redemption at least thirty (30) calendar days prior to the date for redemption set forth in such notice (the "Redemption Date"). Holder(s) of the Series C Convertible Preferred Stock may exercise conversion rights with respect to all or a part of such stock on any Business Day prior to but not including the Redemption Date.

      (b) Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder of Series C Convertible Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Eastern
Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      (c) Upon the issuance of a Redemption Notice to a holder for all or part of the outstanding Series C Convertible Preferred Stock held by such holder, the Company will deposit the Redemption Price for the redemption of such stock in an escrow account on or before the Redemption Date. The Company will thereafter release the Redemption Price from escrow to the appropriate holder upon the later of the Redemption Date or the Company's receipt of a certificate or certificates evidencing the Series C Convertible Preferred Stock listed in the Redemption Notice, transferring such shares to the Company. In the event that less than all of such shares represented by a single certificate are listed in the Redemption Notice, the Company shall issue irrevocable instructions to the transfer agent for the Company for the issuance of a new certificate for the remaining shares not listed in the Redemption Notice. If the Redemption Price is not released to the holder within three (3) business days of the later of the Redemption Date or the Company=s receipt of the certificate, as provided herein (the Redemption Payment Date), the redemption of such shares shall continue only at the option of the holder. Should the holder choose to terminate the redemption, a written notice of such termination shall be given to the Company within five (5) business days subsequent to the Redemption Payment Date. Upon the termination of the redemption as provided herein, all of the rights of the holder as set forth in this Series C Convertible Preferred Stock Designation shall be reinstated. If the Company does not receive the certificate(s) from a holder of such shares as provided herein within ten (10) business days after the Redemption Date, the shares listed in the Redemption Notice shall be retired and have the same legal validity and rights as if the holder thereof had surrendered same to the Company for redemption; in such event, the Company shall retain the Redemption Price in the escrow account for distribution to the holder of such shares only upon receipt by the Company of the appropriate certificate for such shares as provided herein.

      Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

      "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

      "Common Stock" means the Company's common stock, $0.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

      "Junior Securities" means the Common Stock of the Company.

      "Market Price" as at any date shall mean the average Per Share Market Value for the ten (10) Trading Days immediately preceding such date.

      "Original Issue Date" shall mean the date of the first issuance of any shares of the Series C Convertible Preferred Stock.

      "Per Share Market Value" on any particular date means (a) the closing bid price per share of the Common Stock on such date on the Nasdaq SmallCap Market or other stock exchange or quotation system on which the Common Stock is listed for trading, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any other stock exchange or market, the closing bid price per share of the Common Stock on such date on the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, the closing bid price per share of Common Stock on such date on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), or (d) if the Common Stock is no longer traded on the over-the-counter market and reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), such closing bid price shall be determined by reference to "Pink Sheet" quotes for the relevant conversion period as determined in good faith by the Holder or (c) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the holders of a majority in interest of the Series C Convertible Preferred Stock (the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such appraiser); provided, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

      "Person" means a corporation, an association, a partnership, organization, limited liability company, a business, an individual, a government or political subdivision thereof or a governmental agency.

      "Purchase Agreement" means the Convertible Series C Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holders of the Series C Convertible Preferred Stock.

      "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq Stock Market or other stock exchange or market on which the Common Stock has been listed, or (b) if not listed on any stock exchange or market, a day on which the Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth above, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Florida are authorized or required by law or other government action to close.